Exhibit 99(b)

Non-GAAP Financial Measures

     The press release dated October 10, 2003, which announces earnings for our third quarter includes "non-GAAP financial measures" as defined by SEC rules. Specifically, the release refers to:

  earnings per share growth excluding the effects of the Power Systems business and pension income in the third quarters of 2002 and 2003; and

  industrial sales, excluding the effects of the Power Systems business in the third quarters of 2002 and 2003.

     We believe that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. In some cases, short-term patterns and long-term trends may be obscured by large factors or events. For example, significant trends in a particular segment may be so significant as to obscure patterns and trends of our industrial or financial services businesses in total. For this reason, we believe that investors may find it useful to see the sales of our industrial businesses and consolidated earnings per share without the effects of the decline in sales of large gas turbines in the U.S. and lower non-cash earnings from U.S. pension plans.

Earnings per share ex Power Systems and pension income
	3Q'03	3Q'02	V%

Earnings per share before accounting change	$0.40	$0.41	(2)%

Less: Power Systems at 35% tax rate and pension income	0.07	0.12

Earnings per share ex-Power Systems and pension income	$0.33	$0.29	14%

Industrial Sales ex-Power Systems
($ in millions)	3Q'03	3Q'02	V%

Industrial Sales	$16,463	$17,386	(5)%

Less: Power Systems Sales	4,147	5,069	(18)

Industrial Sales ex-Power Systems	$12,316	$12,317	–